Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152419

PROSPECTUS

22,235,868 Shares

COMMON STOCK

This Prospectus relates to the disposition from time to time of up to 22,235,868 shares of DRS Inc. registered common stock, of which 1,909,718 shares are owned by our Shareholders, 3,367,300 are Options to purchase shares of our common stock, and 2,958,550 are Company owned shares of common stock, plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, held by selling stockholders described in the section entitled “Selling Stockholders” on page 7 of this prospectus.  The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the selling stockholder, you refer to the section entitled “Plan of Distribution” on page 11 of this prospectus.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  We will receive proceeds from the sale of any Company owned Shares that are sold as well as any Options that are exercised. We are obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is listed on the OTCBB under the symbol DRSX.  We currently do not have a listed sale price on the OTCBB of our common stock.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

You should also review our most recent financial reports filed with the Securities and Exchange Commission and incorporated by reference in this document.

Neither the Securities and Exchange Commission nor any state securities has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2009

You should read this prospectus and the information incorporated by reference carefully before you invest.  See “Information and Documents Incorporated by Reference” on page 39.  You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operation and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus.  As a result, it does not contain all the information that may be important to you.  To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 3 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “DRS,” “Company,” “we,” “us,” and “our,” refer to DRS Inc.

The Company

DRS Inc. specializes in the scrapping and recycling of excess waste drywall as well as picking up other construction debris from homes and other buildings under construction and recycling these commodities. Once the excess drywall is gathered, the gypsum is recycled and sold for fertilizer.  We believe that disposing of waste is a vitally important issue facing the construction industry, and that "green building" is an essential element to Better Building Practices. Utilizing recycled materials in new construction reduces costs and eliminates the majority of waste which would otherwise be added to landfills.

Although most of the gypsum we recycle is used in the building industry in the production of new drywall, an increasing proportion is now being used in agriculture and horticulture. Gypsum is a 'clean green' soil conditioner and is also used as an excellent calcium and sulphur fertilizer. As a result, gypsum has many applications in the Agricultural and Soil Management fields.

The paper we recycle from drywall sheets is regenerated into recycled paper that can be used in a wide variety of paper products. Our paper baling machines can handle up to 48 tons per day. Once the paper bales are secured, we ship them to manufacturing plants and agricultural sites.

We were incorporated in November 2006, under the laws of the State of Nevada and became a public company on February 5, 2009, upon the filing and receipt of effect from the Securities and Exchange Commission of our Form S-1 Registration Statement.  On August 14, 2009, we received approval from FINRA to trade on the OTCBB exchange.  Our corporate headquarters are located at 5906-B 238th Street, SE ∙ Woodinville, Washington  98072.  Our mailing address is Post Office Box 726 ∙ Bothell, Washington 98041-0726. Our telephone number is (866) 991-9960.  Additional information about us is available on our website at http://recycledrs.com. The information provided on our web site is not part of this prospectus.

Recent Developments

DRS has recently begun incorporating installation of drywall into our regular business activities and together with scrapping drywall on new construction sites, we have been able to increase our revenue along with offering a more complete drywall package.  Maintaining installation and scrapping on the same job site enables DRS to minimize the waste, as well as process the waste, efficiently and with less cost.

The Offering

Up to 2,958,550 shares of registered Company owned Common Stock will be offered to the public for a twelve (12) month period in order to raise money for the operations and further expansion of DRS.  In addition, up to 15,909,718 shares of registered common stock issued to our Shareholders may be sold by the selling Shareholders, as well as up to 3,367,600 registered Options to purchase shares issued to Shareholders may be sold, if the Options are exercised. We currently lack a public market for our Common Stock. Selling shareholders will sell at a price of $1.00 per share until our shares are quoted and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any of the proceeds from the sale of shares by our shareholders. If any of our Shareholders exercise Options which they own, we will receive the proceeds from the exercising of the Options, but not the subsequent sale of those Shares.  We will receive proceeds from the sale of any of these Company owned shares and will use the proceeds of these sales to continue our operations and further our expansion of DRS.

Duration of the Offering

The offering will conclude upon the earlier to occur of:

1. The sale of all of the shares of common stock being offered pursuant to this prospectus;

2. The second anniversary date of the effective date of this prospectus

FINANCIAL SUMMARY SNAPSHOT

The following table sets forth summary financial data derived from DRS Inc. financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this document.

DRS Inc.
Statements of Operations
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008

Revenues:
Net revenues	$3,497,655	$3,100,164
Cost of revenues	(2,971,082)	(2,739,447)
Net revenues	$526,573	$360,717

General and administrative expenses:
General administration	$1,055,604	$668,257
Total general & administrative expenses	1,055,604	668,257

Net loss from operations	$(529,031)	$(307,540)

Other revenues (expenses):
Loss on asset disposal	(703)	0
Interest income	1,326	5,895
Interest expense	(51,369)	(31,633)

Net loss before provision for income taxes	$(579,777)	$(333,278)

Provision for income taxes	0	0

Net loss	$(579,777)	$(333,278)

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.02)

Weighted average of common shares:
Basic & fully diluted	15,876,410	15,821,108

DRS Inc.
Statements of Cash Flows
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008
Operating Activities:
Net loss	$(579,777)	$(333,278)
Adjustments to reconcile net loss items
not requiring the use of cash:
Depreciation expense	126,012	69,851
Bad debt expense	123,571	25,930
Consulting expense	0	15,000
Interest expense	1,041	2,096
Loss on asset disposal	703	0
Changes in other operating assets and liabilities :
Accounts receivable	(137,664)	(19,076)
Prepaid expense	(24,708)	0
Accounts payable	349,458	(59,815)
Net cash used by operations	$(141,364)	$(299,292)

Investing Activities:
Security deposits	$(8,578)	$(14,510)
Purchase of equipment	(80,098)	(27,977)
Net cash used by investing activities	(88,676)	(42,487)

Financing Activities:
Issuance of common stock	$35,450	$90,000
Proceeds from notes payable	150,000	150,000
Loans from shareholder	115,000	0
Payment of capital lease	(102,454)	(59,684)
Net cash provided by financing activities	197,996	180,316

Net increase (decrease) in cash during the period	$(32,044)	$(161,463)

Cash balance at July 1st	50,525	211,988

Cash balance at June 30th	$18,481	$50,525

Supplemental disclosures of cash flow information:
Interest paid during the fiscal year	$50,328	$29,537
Income taxes paid during the fiscal year	$0	$0

OTCBB Symbol: DRSX

RISK FACTORS

Investment in our securities involves risks.  Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008, and March 31, 2009, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments thereto reflected in subsequent filing with the SEC, which are incorporated by reference in their entirety.  Each of these risk factors could have a material adverse effect on our business, results of operations, financial positions or cash flows, which may result in the loss of all or part of your investment.

The securities offered hereby involve a high degree of risk, including risks associated with our need for further additional financing, the fact that we rely on key personnel, who may leave us, our ability to manage our growth, the fact that we may face intense competition for our services, the fact that we have not and do not plan to pay any cash dividends on our stock, that our Certificate of Incorporation and Bylaws provide for indemnification of our officers and Directors to the full extent allowed by Nevada State law, the fact that we have a limited operating history, the fact that our Board of Directors has authority to issue shares of Common Stock without shareholder approval, which shares may cause substantial dilution to our then existing shareholders, the fact that we do not currently have a market for our securities, the fact that we rely heavily on our ability to market our products, the effect that unfavorable publicity may have on our operations, and the potential volatility of our common stock when traded and the penny stock restrictions on our common stock.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our Common Stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Forward Looking Statements: The statements contained in this Prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management’s best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of DRS Inc, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by DRS Inc., or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

The Company’s business is subject to the following Risk Factors (reference to “our,” “we,” “DRS,” and words of similar meaning in these Risk Factors refer to the Company):

BECAUSE THIS IS A BEST EFFORTS OFFERING, SALES OF STOCK BY THE COMPANY WILL NOT RECEIVE PRIORITY

Because this is a best efforts offering, sales of shares by the Company will not receive priority over sales by selling Shareholders and, as such, the Company may not be able to sell any shares. If this occurs and we are unable to generate sufficient revenues to support our operations and/or we fail to raise additional funds, we may be forced to abandon our current business plan. If you invest in us and we are unable to raise the required funds, your investment could become worthless.

LOSSES FROM CONTINUING OPERATIONS MAY OCCUR AND, AS A RESULT, THE PRICE OF OUR COMMON STOCK MAY BE NEGATIVELY AFFECTED.

IF WE ARE NOT ABLE TO GROW OUR BUSINESS, THE RESULTS OF OUR OPERATIONS AND OUR FINANCIAL CONDITION MAY BE ADVERSELY IMPACTED.

We are a drywall scrapping company, incorporating the installation of drywall into our daily business activities of our scrapping and recycling. The majority of our revenue is generated from new construction customers. To grow, we must:

·	purchase currently leased equipment in order to eliminate monthly leasing fees;

·	continue to be awarded jobs from new construction and demolition projects;

·	continue to add and maintain additional facilities necessary to process waste from drywall and other construction debris;

·	continue to upgrade inventory control, marketing and information systems; and

·	impose and maintain strict quality control from green building to eliminating excess waste.

Future inability to grow our business resulting from, among other things, failing to execute any of the above factors may adversely affect the results of our operations and our financial condition.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

From time to time, our operating results may fall below investor expectations. These results are likely to fluctuate from quarter to quarter as a result of a number of factors, including the fluctuations in construction market; competition from existing and new competitors; and changes in consumer preferences. Quarterly fluctuations in our operating results as the result of these factors or for any other reason could cause our stock price to decline.

A SIGNIFICANT INTERRUPTION IN THE BUILDING AND MATERIAL INDUSTRY COULD POTENTIALLY DISRUPT OUR OPERATIONS.

A significant interruption in the building and material industry, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis and could have a material adverse effect on our results of operations and financial condition.

WE DEPEND HEAVILY ON OUR ABILITY TO MARKET OUR PRODUCTS AND SERVICES TO POTENTIAL CONSUMERS

We depend on our ability to market our products and service, to make clients, consumers and potential customers aware of our products and service. If our marketing department fails to make potential clients and customers aware of our products and service, it is likely that our client base will not grow and we will not have sufficient funds to expand our marketing efforts. If this were to happen, it is likely that we will not be able to compete in the marketplace. If you invest in us and we fail to properly market our products and service, we could be forced to curtail our business plan or discontinue our business operations altogether.

THE LOSS OF KEY PERSONNEL OR OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY DISRUPT OUR BUSINESS.

Our continued success largely will depend on the efforts and abilities of our executive officers and other key employees. In addition, our success will depend upon our ability to attract and retain highly motivated and qualified employees. The inability to recruit and retain such individuals may have a material adverse effect on our business or results of operations.

OUR LACK OF DIVERSIFICATION MAY AFFECT BUSINESS IF DEMAND IS REDUCED.

Our business is primarily centered on one service: the scrapping of waste drywall and other debris from construction sites.  Decreases in the building industry would have a material adverse effect on our business, operating results and financial conditions.

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS PLAN WITHOUT ADDITIONAL FINANCING.

We depend to a great degree on the ability to attract external financing in order to conduct our business activities and in order that we have sufficient cash on hand to expand our operations. To continue our operation, as we currently are, fund our expansion into Portland, set up our manufacturing facility, and secure leases for additional equipment to support the expanded operation, we envision using the majority of the funds we currently have on hand. If, at this time we are not producing and selling product, the company would potentially need to scale back its operation to preserve cash. If we are unable to generate sufficient revenues to support our operations and/or we fail to raise additional funds, we may be forced to abandon our current business plan. If you invest in us and we are unable to raise the required funds, your investment could become worthless.

WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE US, OUR BUSINESS PLAN AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

We rely heavily on our President, Daniel Mendes and on our Secretary/Treasurer, George Guimont, for our success. Their experience and input create the foundation for our business and they are responsible for the directorship and control over our activities. Moving forward, should we lose the services of Mr. Mendes or Mr. Guimont, for any reason, we will incur costs associated with recruiting replacements and delay in our operations. If we are unable to replace either Mr. Mendes or Mr. Guimont with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan. As a result of this, your investment in us could become devalued.

Both Mr. Mendes and Mr. George Guimont each currently own and operate separate drywall companies and spend at least 40 hours each week at their respective companies. Neither   individual currently has an employment contract with the company. Each individual currently devotes an average minimum time of 15 hours per week to the company. Therefore, we run the risk of key personnel running into conflicts of time and ability to effectively manage both companies.

OUR ABILITY TO OPERATE SUCCESSFULLY AND MANAGE GROWTH DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED MANAGERIAL, SALES, MARKETING AND FINANCIAL PERSONNEL.

Our success depends heavily on our ability to attract and retain highly qualified managerial, sales, marketing and financial personnel. We face competition for qualified personnel in these areas. As a result, we cannot be certain that we will be able to attract and retain qualified personnel in the future. Our inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, results of operations or financial condition.

WE HAVE NOT AND DO NOT ANTICIPATE PAYING ANY CASH DIVIDEND ON OUR COMMON STOCK AND BECAUSE OF THIS OUR SECURITIES COULD FACE DEVALUATION IN THE MARKET.

We have paid no cash dividends on our Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of our Common Stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of our business operations, it is anticipated that any earnings will be retained to finance our business operations and future expansion.

OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS, SO IT WILL BE DIFFICULT TO SEEK DAMAGES FROM OUR OFFICERS AND/OR DIRECTORS IN A LAWSUIT.

Our Bylaws provide that our Officers and Directors will only be liable to us for acts or omissions that constitute actual fraud, gross negligence or willful and wanton misconduct. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by our Officers and Directors for liabilities incurred in connection with their good faith acts on our behalf. Additionally, such an indemnification payment on behalf of our Officers and/or Directors may deplete our assets. Investors who have questions respecting the fiduciary obligations of our Officers and Directors should consult with their own independent legal counsel prior to making an investment in us. Additionally, it is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

WE HAVE A LIMITED OPERATING HISTORY AND BECAUSE OF THIS IT MAY BE DIFFICULT TO EVALUATE OUR CHANCES FOR SUCCESS.

While we believe that our operating history since inception has shown a continually upward trend in both the total number and the volume of our sales, we can provide no assurance that our sales will continue to increase in the future and/or that our sales will not decline in the future. Although we feel that our results of operations are encouraging, we are a new company emerging into a new market and, as such, run a risk of not being able to compete in the marketplace.

RISKS DUE TO THE CURRENT NATIONAL HOUSING MARKET SLOWDOWN AND RETRACTING CREDIT MARKETS

Due to the current national housing market slowdown and retracting credit markets, there are added risks to our business plan that may potentially reduce our revenue base. If housing starts in the Pacific Northwest, which includes the states of Washington and Oregon, are adversely affected and take a severe downturn, it could materially affect certain segments of our operation, in which case we would need to scale back and suspend our growth plans.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, OUR STOCK PRICE MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our Common Stock. After this Registration Statement becomes effective, we hope to trade our securities publicly; however, we can make no assurance that there will be a public market for our Common Stock in the future. If there is a market for our Common Stock in the future, we anticipate that such market may be illiquid and might be subject to wide fluctuations in response to several factors, including, but not limited to the following factors:

(1) actual or anticipated variations in our results of operations;

(2) our ability or inability to generate new revenue;

(3) our ability to anticipate and effectively adapt to a developing market;

(4) our ability to attract, retain and motivate qualified personnel;

(5) customer satisfaction and loyalty;

(6) increased competition; and

(7) conditions and trends in the market for building and development and subsequent recycling of materials.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our Common Stock.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING SHAREHOLDERS MAY CAUSE A REDUCTION IN THE PRICE OF OUR STOCK AND PURCHASERS WHO ACQUIRE SHARES FROM THE SELLING SHAREHOLDERS MAY LOSE SOME OR ALL OF THEIR INVESTMENT.

If a market for our shares develops, sales of a substantial number of shares of our common stock in the public market could cause a reduction in the price of our common stock. After this registration statement is declared effective, the Selling Shareholders may be reselling a substantial portion of the issued and outstanding shares of our common stock pursuant to this prospectus or otherwise. At that time, a substantial number of our shares of common stock that have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in the price of our common stock, purchasers who acquire shares from the Selling Shareholders may lose some or all of their investment.

In the event that our effort to raise $3,000,000 is unsuccessful, our growth and expansion may be delayed. Without raising this amount of money, our business may be able to run successfully as it stands, however, with the additional $3,000,000 our company will be able to expand into the market places further described in this prospectus and will be able to process the drywall scrap in a larger area, thus providing one solution to recycling scrap drywall.

THE COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY MAY BE SUBSTANTIAL.

The costs, of which we have no estimation, expenses and complexity of SEC reporting and compliance, may inhibit our operations. After the effectiveness of this Registration Statement, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The costs of complying with these complex requirements may be substantial and require extensive consumption of our time and retention of expensive specialists in this area. In the event we are unable to establish a base of operations that generates sufficient cash flows or cannot obtain additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit our ability to continue our operations.

OUR EXISTING SHAREHOLDERS WILL EXPERIENCE DILUTION

We will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders will experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

There is no assurance that we will be profitable, and we may not be able to successfully develop, manage or market our products and services. We may not be able to attract or retain qualified executives and technology personnel and our products and services may become obsolete. Government regulation may hinder our business. Additional dilution in outstanding stock ownership will be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in our business.

NEW INVESTORS IN THIS OFFERING WHO PURCHASE SHARES DIRECTLY FROM OUR COMPANY WILL EXPERIENCE DILUTION

Additional dilution in outstanding stock ownership will be incurred if new investors purchase shares directly from our company rather than from existing shareholders. If the Company is unable to raise adequate funds, on acceptable terms through the sale of our shares, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

RISK OF GOVERNMENTAL AGENCY REGULATIONS AND COMPLIANCE

We run a risk of processing the scrap gypsum only if the government agencies from which we have applied for and received licenses from change state standards or requirements. The company has made the decision to limit our product development to processing the raw scrap gypsum we pick up into a product to be used as a soil amendment. To this end, we have leased a machine to process our product, and we have obtained all required licenses from the states of Washington and Oregon to sell our product as such.

In Washington, we will be under the scrutiny of the Departments of Agriculture, Health, Ecology, and Labor and Industries. In Oregon, we will be scrutinized by the Department of Agriculture. If we do not meet any state standards or requirements, there would be a risk that a state could discontinue our processing operation. In the event that this would ever happen, it would have a significant impact on our operation and financial stability.

SHAREHOLDERS COULD LOSE THEIR ENTIRE INVESTMENT IN THE EVENT OF THE COMPANY’S DISSOLUTION

Purchasers of our common stock may lose their investment upon dissolution, as there may not be sufficient assets to provide a distribution to purchasers of common stock. In the event of our dissolution, the proceeds realized from the liquidation of our assets, if any, will be distributed to our shareholders only after satisfaction of claims of our creditors. This means that any claims of any creditors would be paid first, and any assets that may be left over, would be distributed to the shareholders only after the creditors were paid. The ability of a purchaser to recover all or any portion of his or her purchase price of the resale of the common stock in that event will depend on the amount of funds realized and the claims to be satisfied therefrom. It is likely in the event we are forced to dissolve, there will not be sufficient assets to provide a distribution to our shareholders. In such a case, our shareholders will lose their entire investment.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS

Once our Common Stock is listed on the OTC Bulletin Board, it is likely that it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $4.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $4.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein, may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements.  You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  You should read statements that contain these words carefully because they:

•	they discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate with our stockholders.  However, they may be events in the future that we are not able to accurately predict or over which we have no control.  The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

•	the financial and operating performance of our operations;

•	our ability to achieve and/or maintain profitability over time;

•	the successful execution of our growth strategies;

•	the impact of competition;

•	available market opportunities;

•	the availability of working capital;

•	the amount of cash on hand available to us;

•	changing interpretations of generally accepted accounting principles;

•	our business strategy;

•	continued compliance with governmental regulations;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

•	statements about industry trends;

•	fluctuations in customer demands;

•	geopolitical events and regulatory changes; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price that shares were sold to certain of our shareholders in our private placement in May 2007, i.e., $0.75 per share, and the progress we have determined that we have made as a company since our private placement. The offering price of the shares of our common stock does not bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value.

DILUTION

Dilution is a reduction in the value of a purchaser's investment measured by the difference between the purchase price of the shares purchased and the net tangible book value of the shares after the purchase takes place. The net tangible book value per share is determined by subtracting our total liabilities from our tangible assets and then dividing the remainder by the total number of shares of our stock outstanding. Net tangible book value figures representing the effects of the offering take into account the offering expenses. As of September 30, 2008, there were 15,868,268 shares of our common stock issued and outstanding. The unaudited book value of the Company, as of September 30, 2008, was $310,482.00 or approximately $0.020 per share of common stock. The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in the net tangible book value after September 30, 2008. Dilution figures are given assuming (i) the sale of 25% of the new shares of common stock offered by the Company hereby (or 750,000 shares) and the receipt by the company of $750,000 (gross proceeds) (ii) the sale of 50% of the new shares of common stock offered by the Company hereby (or 1,500,000 shares) and the receipt by the Company of $1,500,000 (gross proceeds) (iii) the sale of 75% of the new shares of common stock offered by the Company hereby (or 2,250,000 shares) and the receipt by the Company of $2,250,000 (gross proceeds) and (iv) the sale of all of the new shares of common stock offered by the Company hereby (or 3,000,000 shares) and the receipt by the Company of $3,000,000 (gross proceeds). In each case, we have deducted $60,000 in offering expenses.

New Shares Sold	750,000	1,500,000	2,250,000	3,000,000

Public Offering Price	$1.00	$1.00	$1.00	$1.00
Net tangible book value before this offering	.020	.020	.020	.020
Increase per share attributable to new investors	.040	.081	.118	.152
Adjusted net tangible book value per share after this offering	.060	.101	.138	.172
Dilution per share to new investors	.940	.899	.862	.828
Percentage dilution	94%	89.9%	86.2%	82.8%

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by our shareholders. If any of our Shareholders exercise Options which they own, we will receive the proceeds from the exercising of the Options, but not the subsequent sale of those Shares.  We will receive proceeds from the sale of any of the Company owned shares and will use the proceeds of these sales in the following manner:

Approximately $200,000 of the proceeds from the sale of our common stock will be used to pay the costs of general overhead expenses, consulting and management fees, the costs to establish the marketing and sales/leasing force required to sell the products and services, for working capital and for expansion of our operations. Additional financing will likely be required if we are to fully expand our operations and fully market and sell our products and services.

Approximately $250,000 would be used to purchase and/or lease the equipment that is necessary for our continued operation in Ridgefield. Approximately $175,000 will be used to establish the marketing and sales force required to sell our product and to further expand our operations. Approximately $500,000 would be used to support and fund expansion of our operations into other markets, which would include general overhead, office personnel, office and yard leases, and money needed to support cash flow requirements.

Approximately $1,500,000 would be used to purchase equipment we now lease, including trucks and processing machine, which would reduce our overhead for these items by approximately $34,400 per month. Any remaining monies would be used at the absolute discretion of the directors and management of the company to expand into new markets when or if they feel the time is appropriate. There is no assurance that such additional financing will be available to use and, if available, that the terms and conditions of such financing will be acceptable to us.

In the event that our plans change, our assumptions change or prove to be inaccurate, or the proceeds from the sale of our common stock prove to be insufficient, it may be necessary or advisable to reallocate proceeds for other purposes, or we may be required to seek additional financing, or we may be required to curtail our operations.

DESCRIPTION OF TRANSACTIONS

We were given effect by the Securities and Exchange Commission on February 5, 2009, to publicly trade our stock on the OTCBB. We were approved by FINRA on August 14, 2009, and given the stock trading symbol of DRSX.  Following effect of our Form S-1 Registration Statement, in which we registered our shares, we sold 41,450 shares of company owned stock.

We have currently procured the services of a consulting company to consult and advise us from time to time as we feel necessary.  Additionally, this company will assist in the development of marketing our company with a view toward expansion in markets throughout the Midwest and East Coast.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to 22,235,868 shares of our common stock by the selling shareholders, and the Company, comprising of the following:

·	up to 15,909,718 shares of registered common stock held by our shareholders;

·	up to 3,367,600 shares of registered common stock issuable upon the exercise of Options* held by our shareholders; and

·	up to 2,958,550 shares of common stock registered and owned by the Company.

The following table, based upon information currently known by us, sets forth as of November 10, 2009: (i) the number of shares held of record or beneficially by the selling shareholders as of such date (as determined below) that may be offered by each selling shareholder; (ii) the number of Options underlying common stock held by shareholders that may be purchased and sold; and (iii) the number of Company owned shares that may be sold.

SELLING STOCKHOLDERS

SHARE-HOLDERS	DATE SHARES WERE ACQUIRED	METHOD OF PURCHASE	SHARES BENEFICIALLY OWNED BEFORE SALE	AMOUNT OFFERED (ASSUMING ALL SHARES SOLD)
Clifford C. Affeldt	4/15/2009	Cash	1,000	1,000
Eric L. Anderson	4/23/2009	Cash	1,500	1,500
Andrew H. Beebe	12/7/2007 12/7/2007	Cash Option #3	66,667 133,334	200,001
Sue Rosted Blaylock	4/15/2009	Cash	1,000	1,000
Dick & Sharla Boeckel	4/23/2009	Cash	500	500
Jeremy D. Boeckel	4/15/2009	Cash	1,500	1,500
Rocky B. Botkin	6/17/2009	Cash	5,000	5,000
Alicia Britt	1/12/2007 1/12/2007	Cash Option #1	6,667 6,667	13,334
Steve Campau & Diane Brittenham	3/5/2007 3/5/2007	Cash Option #1	6,667 6,667	13,334
Collins Drywall Inc. (Principal: Gary Collins)	4/10/2007	Cash	5,000	5,000
Jon Coulimore	4/20/2009	Cash	1,000	1,000

Nina Cox	3/5/2007 3/5/2007	Cash Option #1	6,670 6,670	13,340
Robert Cox	3/3/2007 3/3/2007	Cash Option #1	6,667 6,667	13,334
Dow Enterprises II LLC (Principal: Daniel Dow)	2/5/2007 2/5/2007	Cash Option #2	13,333 13,333	26,666
Lorene J. Drum	4/23/2009	Cash	50	50
Ken & Reina Epperly	4/15/2009	Cash	3,000	3,000
Donny H. Fergerson	4/15/2009	Cash	100	100
Gary Garvin	2/24/2007	Cash	5,000	5,000
Dale & Jan Gerring	4/20/2009	Cash	100	100
Aaron Guimont	1/8/2007 1/8/2007	Cash Option #2	20,000 20,000	40,000
George Guimont	12/26/2006 12/26/2006	Cash Option #1	7,000 7,000	14,000
Jon Hansen	1/9/2007 1/9/2007	Cash Option #1	6,800 6,800	13,600
Nathan & Francine Heck	4/23/2009	Cash	5,000	5,000
Evan Taylor-Hurley	2/24/2007	Cash	5,000	5,000
Patricia M. Hutchins	4/15/2009	Cash	250	250
Andrew Jordan James	6/24/2009	Cash	100	100
Gayle L. James	4/23/2009	Cash	500	500
Gayle L. James C/F Shelby C. James	6/24/2009	Cash	100	100
James J. Jasen & Mary E. Jasen	11/2/09	Cash Option	2,000 2,000	2,000 2,000
Dan Johnson	3/16/2009	For Services Rendered	15,000	15,000
Nicole Diane Jones	6/24/2009	Cash	100	100
Richard William E. Jones	6/24/2009	Cash	100	100
Roy Tyson Jones	6/24/2009	Cash	100	100
Stephanie Catherine Keith	6/24/2009	Cash	100	100
Marla Kempf	4/15/2009	Cash	2,500	2,500
Steven J. King	12/7/2007 12/7/2007	Cash Option #2	13,334 13,334	26,668
David Koons	7/17/2007 7/17/2007	Cash Option #2	20,000 20,000	40,000
Jordan Kostelyk	1/31/2007	Cash	5,000	5,000

Bjarne Kristiansen	1/15/2007 1/15/2007	Cash Option #1	10,000 10,000	20,000
Steven & Deborah Kubas	1/14/2007 1/14/2007	Cash Option #1	6,667 6,667	13,334
Ladies Investment Club	6/17/2009	Cash	600	600
Howard Lee	5/16/2007 5/16/2007	Cash Option #1	6,666 6,666	13,332
Jane Leedom	1/24/2007	Cash	5,000	5,000
Kevin Leedom	3/20/2007	Cash	5,000	5,000
Terrance & Glenn Luke	1/11/2007 1/11/2007	Cash Option #3	66,667 133,334	200,001
Shawn Mallory	4/15/2009	Cash	200	200
David Maurer	5/14/2007 5/14/2007	Cash Option #2	13,333 13,333	26,666
Denise Mayo	3/16/2009	For Services Rendered	395,000	395,000
Terry McKormick	1/9/2007 1/9/2007	Cash Option #1	6,800 6,800	13,600
Anthony J Mendes	4/27/2007	Cash	5,000	5,000
Ashley Mendes	4/13/2007	Cash	5,000	5,000
Cathleen Mendes	4/12/2007	Cash	5,000	5,000
Joy Mendes	6/3/2007	Cash	5,000	5,000
Raymond Mendes	4/12/2007	Cash	5,000	5,000
Mendes Family Trust (Principal: Ronald Mendes)	4/10/2007 4/10/2007	Cash Option #2	14,000 14,000	28,000
Wendy Mendes	4/27/2007	Cash	5,000	5,000
Russell J. Mlinar	11/2/09	Cash Option	4,000 4,000	4,000 4,000
Sharon D. Mitchell	12/11/07	For Services Rendered	20,000	20,000
Louis Mladenovic	4/30/2007 4/30/2007	Cash Option #2	13,333 13,333	26,666
Don & Kathy Nelson	1/8/2007 1/8/2007	Cash Option #2	14,000 14,000	28,000
Steve Okazaki	3/1/2007 3/1/2007	Cash Option #2	13,333 13,333	26,666
Lance Ordonez	4/20/2009	Cash	1,000	1,000
Rosie V. Perez	4/23/2009	Cash	500	500
Justin & Stacie Peterson	4/20/2009	Cash	100	100
Carl & Tara Pires	4/15/2009	Cash	2,000	2,000
Andre J Planchon	4/2/2007 4/2/2007	Cash Option #2	14,000 14,000	28,000
Carol Planchon	4/5/2007 4/5/2007	Cash Option #2	14,000 14,000	28,000

Jon Ravsten	1/12/2007 1/12/2007	Cash Option #1	6,666 6,666	13,332
Gary D. Robinson	4/20/2009	Cash	5,000	5,000
RTK LLC (Principal: Kim Schademan)	4/11/2007 4/11/2007	Cash Option #1	6,666 6,666	13,332
So. Cal. Legacy, LLC (Principal: Brian Case)	2/8/2007 2/8/2007	Cash Option #4	133,333 399,999	533,332
Larry Sowle	3/30/2007 3/30/2007	Cash Option #1	6,666 6,666	13,332
Merton S. & Janet S. Spear	4/23/2009	Cash	500	500
Michael David Spear	4/20/2009	Cash	500	500
Greg Stewart LLC (Principal: Greg Stewart)	1/8/2007 1/8/2007	Cash Option #2	13,333 13,333	26,666
Brian & Nancy Thompson Sr.	1/9/2007 1/9/2007	Cash Option #1	6,667 6,667	13,334
Nancy Thompson	6/18/2007 6/18/2007	Cash Option #1	6,667 6,667	13,334
Clayton Tredway	4/27/2007 4/27/2007	Cash Option #2	15,000 15,000	30,000
Cheryl A. Udell	4/15/2009	Cash	200	200
Racquel Vieth	3/16/2009	For Services Rendered	50,000	50,000
Karen Okazaki Wong	1/13/2007 1/13/2007	Cash Option #4	333,333 999,999	1,333,332
Terry Wong	12/17/2006 12/17/2006	Cash Option #4	133,333 399,999	533,332
Terry Wong Trust (Principal: Terry Wong)	1/13/2007 1/13/2007	Cash Option #4	133,333 399,999	533,332
26.2 Group LLC (Principals: Daniel Laster and Ron Zink)	6/1/2007 6/1/2007	Cash Option #4	166,667 500,001	666,668

Ron Royce (1)	5/18/2007	Option	100,000	100,000

Daniel Mendes (President DRS Inc.)	2/05/2007		7,000,000	7,000,000
George Guimont (Secretary/Treasurer DRS Inc.)	8/7/2007	7,000,000	7,000,000

	COMPANY OWNED SHARES	CERTIFICATES ISSUED	OPTIONS (Not yet exercised)
TOTALS	2,958,550	15,909,718 Total Share Certificates Issued (1,909,718 84 Shareholders) (14,000,000 President & Secretary/Treasurer Shares)	3,367,600

(1)	Ron Royce was given Options to purchase shares for services rendered to the Company. At this point, he has not exercised the Options.

* OPTION AGREEMENT

Option #1: For every share purchased by a “seed investor” of $5,000 dollars or more through the PPM, the investor will have the right to exercise an option allowing him to purchase another share at the original investment price of $.75 cents per share. The option period will be valid for twelve months from the date of the effectiveness of this registration statement. The number of shares in the option agreement available to be exercised is tied to the precise number of shares purchased in the original PPM investment. A minimum investment of $5,000.00 US dollars, gives the investor the right to purchase a maximum of $5,000 dollars of additional shares at $.75 cents per share. The greater the number of shares purchased in the original investment, the greater the number of additional shares each investor has the right to buy at the initial $.75 cents per share within the twelve-month period following the effectiveness of this Registration Statement.

Option #2: For an investment of $10,000 dollars to $49,999 dollars, the “seed investor” will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twenty-four months from the date of the effectiveness of this registration statement.

Option #3: For an investment of $50,000 dollars to $99,999 dollars, the “seed investor” will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twenty-four months from the date of the effectiveness of this registration statement. In addition, the “seed investor” will be granted an option to purchase a like number of shares as in the original PPM purchase for $.35 cents per share for an option period of thirty-six months from the effectiveness of this registration statement.

Option #4: For an investment of $100,000 dollars or more, the “seed investor” will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twenty-four months from the date of the effectiveness of this registration statement. In addition, the “seed investor” will be granted an option to purchase a like number of shares as in the original PPM purchase for $.35 cents for an option period of thirty-six months from the date of the effectiveness of this registration statement. In addition, this “seed investor” receives a third option to purchase a like number of shares as in the original investment in the PPM for $.25 cents per share with an option period of forty-eight months from the date of the effectiveness of this registration statement

PLAN OF DISTRIBUTION

Up to 15,909,718 shares of our common stock issued to our Shareholders may be sold by the selling shareholders.  The selling Shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  These shares may be sold by our Shareholders pursuant to this Prospectus and may be sold by any one or more of the following method when selling such shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	short sales;

·	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

·	one or more underwritten offerings on a firm commitment or best efforts basis;

·	a combination of any such methods of sale; and

·	any other method permitted to applicable law.

Up to 3,367,600 Options to purchase shares have been issued to Shareholders. Certain of our Shareholders have the opportunity to exercise Options to purchase shares of DRS in agreement with terms based on their initial purchase of a certain amount of shares.  Once exercised, these Options will be converted into shares of stock and may be sold by our Shareholders.  These shares, once the Options have been exercised, may be sold by our Shareholders pursuant to this Prospectus and in the same manner and/or method as Selling Shareholders above.

Up to 2,958,550 shares of registered Company owned stock may be sold by the Company.  The Company may sell these shares pursuant to this Prospectus and in the same manner and/or method as Selling Shareholders above.

We currently lack a public market for our Common Stock.  Selling shareholders will sell at a price of $1.00 per share until our shares are quoted and thereafter at prevailing market prices or privately negotiated prices.

Each selling stockholder has represented and warranted to us that it had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.  Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling shareholders to include the transferee or other successors in interest as selling shareholders under this prospectus.

LEGAL MATTERS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a materially adverse effect on our business prospects, financial condition or results of operation. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

We are dependent on the efforts and abilities of senior management. The interruption of services of senior management could have a material adverse effect on our operations, profits and future development if suitable replacements are not promptly obtained. We have not entered into employment agreements with any of our key executives and no assurance can be given that each executive will remain with us. All of our officers and directors will hold office until their resignation or removal.

The following persons are the current Executive Officers and Directors of the Company:

NAME	AGE	POSITION
Daniel Mendes	50	Director, President, CEO
George Guimont	59	Director, Secretary/Treasurer, CFO

Both Mr. Mendes and Mr. George Guimont each currently own and operate separate drywall companies and spend at least 40 hours each week at their respective companies.

EXECUTIVE SUMMARY OF DANIEL MENDES

DRS Inc. – President: Mr. Mendes oversees the physical operation and marketing of DRS Inc. as well as the daily business operation of DRS Inc. Mr. Mendes graduated from Santa Clara University, Santa Clara, California in 1981 with a BSC in Finance. Mr. Mendes' experience in management, transportation, and drywall are all assets that will be drawn upon in his role as President of DRS Inc., which works primarily with drywall companies, and manages a fleet of equipment used to pick up and transport materials. He has held the following positions with the companies set forth below:

Redhawk Construction Inc. – Vice President and Owner; 1996 – present: Manages all phases of operation including financials and growth development. Mr. Mendes brought this company from approximately $250,000 in annual revenue to over $1,000,000 in 4 years and over 2,000,000 in 8 years.

Pacific Western Lines – Assistant Terminal Manager: Anchorage, Alaska, 1982-1984; Managed employees in 5 different unions for a company that had a tug and barge, bulk cement, rail, and trucking operations.
Seaway Express – Alaska Operations Manager: Anchorage and Seward, Alaska, 1984-1986; Managed all phases of a tug and barge and roll-on railcar transportation company.

Roadway Express – Dock Supervisor: Seattle, Washington, 1987-1996, dispatcher, dispatch manager.

EXECUTIVE SUMMARY OF GEORGE GUIMONT

DRS Inc. – Secretary/Treasurer: Mr. Guimont has been with DRS Inc. since its inception and brings with him many years of experience in the drywall industry.

Living Home Construction – Seattle, WA – Owner and President, 1987 to Present: Mr. Guimont started this company more than 20 years ago. They do drywall installation, taping and mudding. They specialize in custom homes and tenant improvement remodeling for commercial space.

Keizer Drywall – Salem, OR – Owner and President, 1977 – 1987: Mr. Guimont started this drywall company specializing in residential remodels and custom homes.

Union Contractor – Seattle, WA – Apprentice Program, 1976-1977: Mr. Guimont completed the two-year union apprentice program and then worked as a journeyman drywaller until he started his own company

Education: Mr. Guimont has a two-year degree in Finance and Banking from Pima College in Arizona.

Service to our Country: Mr. Guimont spent four years in the Air Force and was part of a missile launch control team for our Titan II missile system.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable common share property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders set forth below is 5906-B 238th Street ∙ Bothell, Woodinville, Washington 98072.  The mailing address is Post Office Box 726 ∙ Bothell, Washington 98041-0726.

NAME	TOTAL SHARES OWNED	PERCENTAGE
Daniel Mendes	7,000,000	28%
George Guimont	7,000,000	28%
Terry Wong (1)	1,066,664	4.3% (3)
Karen Okazaki Wong (2)	1,333,332	5.3%

(1) Mr. Terry Wong, personally and through his trust, purchased for cash, 266,666 shares of our Common Stock during our private placement. Additionally, Mr. Wong has Options to purchase 799,998 shares of our Common Stock, making him a beneficial owner of more than 4.3% of our Common Stock, and under Item 403 under Regulation S-K of the Securities and Exchange Act, retains voting power associated with more than 5% of our Common Stock (together with his wife). Mr. Wong and his wife have been family friends of Mr. Mendes for over ten years.

(2) Ms. Karen Okazaki Wong purchased, for cash, 333,333 shares of our Common Stock during our private placement. Additionally, Ms. Wong has Options to purchase 999,999 shares of our Common Stock, making her a beneficial owner of more than 5% of our Common Stock and thus, under Item 403 under Regulation S-K of the Securities and Exchange Act, retains voting power associated with more than 5% of our Common Stock. Ms. Wong and her husband have been family friends of Mr. Mendes for over ten years.

(3) Together, Mr. Terry Wong, Ms. Karen Okazaki Wong and the Wong Family Trust retain voting power associated with 9.6% of our Common Stock.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 25,000,000 shares of common stock.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 25,000,000 shares of stock which are designated common stock with $.001 par value per share. As of the date of this registration statement, there were 15,909,718 shares of common stock issued and outstanding held by 84 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

EXPERTS

The validity of the shares offered under this prospectus is being passed upon for us by Sharon D. Mitchell, Attorney at Law. Ms. Mitchell owns 20,000 shares of our Common Stock, which were granted to her, as well as normal, reasonable legal fees, in consideration for legal services rendered to us in connection with this registration.

The consolidated financial statements of DRS Inc. as of and for the fiscal year ended June 30, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Donahue and Associates, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Indemnification of Directors and Officers

Our Articles of Incorporation limits the liability of our officers and directors. Officers and directors will not be liable to us for monetary damages occurring because of a breach of their fiduciary duty as directors in certain circumstances. Such limitation will not affect liability for any breach of a director’s duty to us or our shareholders, either:

˚ With respect to approval by the director of any transaction from which he or she derives an improper personal benefit;

˚ With respect to acts or omissions involving an absence of good faith, that he or she believes to be contrary to the best interest of our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his or her duty to us or our shareholders, or that indicate a reckless disregard for his or her duty to us or our shareholders in circumstances in which he or she was or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to us or our shareholders; or

˚ Based on transactions between us and our director or another corporation with interrelated directors or on improper distribution, loans or guarantees pursuant to applicable sections of Nevada Revised Statutes

Such limitations of liability will not affect the availability of equitable remedies such as injunctive relief or rescission. Our Articles of Incorporation provide that we will indemnify our directors and officers to the extent permitted by law, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes.

We have been informed that, in the opinion of the Commission, such indemnification, as claims pursuant to the federal securities laws, is against public policy and is, therefore, unenforceable.

Indemnification Agreements

We anticipate that we will enter into indemnification agreements with each of our directors and executive officers pursuant to which we shall indemnify each such director and officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by each such director and officer in connection with any criminal or civil action brought or threatened against such director and officer because of such director and officer being or having been an executive officer or director of us. To be entitled to indemnification by us, such person must have acted in good faith and in a manner, such person believed to be in our best interests and, with respect to criminal actions, such director and officer must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities occurring pursuant to the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling us pursuant to the foregoing provisions, we have been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

No relationships or related transactions are applicable.

DESCRIPTION OF BUSINESS

DRS Inc. is primarily in the business of drywall scrapping and recycling. We generate our revenues by billing either the General Contractor for removing debris from a job site on a per truck load basis, or the Drywall Contractor on a rate based on the total square footage of sheetrock that was originally delivered to the job site. We perform this service for General Contractors and Drywall Contractors.

The process of "drywall scrapping" entails us sending employees to our customers' construction job sites in our trucks designed with industry specific dump ends and tarping systems. At the job site, the employees will physically pick up clean "new" drywall scrap left after drywall hangers have installed drywall on a job and have left the excess cut pieces on the floor. They then load it onto our trucks and broom sweep the site as part of our service. We do not offer our service to pick up old drywall debris from demolition sites that have paint or other finishes on the drywall, which would contaminate it.

When our trucks are full, we return to one of our yards in either Maltby or Milton, Washington to unload. When we have accumulated at least 30 tons of scrap product, we load one of our larger Trinity belt trailers and haul it to one of several drywall manufacturers in the Northwest Region. These manufacturers charge a fee based on the weight of the material delivered to them. They do not compensate the Company for the product. Resource Recovery Services, Inc., a recycling company that works as a middleman, has an exclusive contract that allows it to dispose of reclaimed sheetrock at several local plants. We pay Resource Recovery Service, Inc. a rate per ton that we deliver to the manufacturer. These manufacturers then process the material and use it in the manufacturing of new drywall.

Typically, approximately 20% of new drywall material delivered to a job site becomes “scrap”. The company’s process of scrapping a job site is done by manually removing the waste material by walking it out or sending it in a chute into trucks. The truck then transports the material to a yard which reloads it onto a large trailer for transport to a drywall manufacturing facility to be processed and used as raw material for new drywall.

Since inception, all of our business had been conducted in the state of Washington. In March of 2008, we expanded and started operations in the state of Oregon. Our business model in Oregon is similar to that in Washington. Also to that end, we have signed leases on trucks to use to start our operation, have set up our dispatch control center to accommodate Oregon, including the use of a GPS system in every truck, designated an area at our Ridgefield, WA facility to park our trucks (Ridgefield is within 25 miles of the Portland, OR city center), and have had our sales force make initial contact with the largest potential customers and numerous smaller drywall companies within the state of Oregon. We also have established a business relationship with a recycling company in Oregon that has two yards which we can unload our smaller trucks when full of scrap before we load and haul to a manufacturer or back to our own warehouse to process the material once we are operational. At this time, we have yet to secure any large customers in Oregon.

In Oregon, we have started the process of identifying and contacting the largest drywall contractors in the Portland area. The larger companies that we have targeted are Western Partitions, Anning Johnson, A to Z Interiors, DNH Interiors, Westside Drywall, and S & S Drywall.

DRS will attempt to identify the largest drywall contractors in a region by contacting the local drywall supply houses to determine whether we should start doing business in that area. We will then have one of our salespersons make initial sales calls to determine whether we believe that we can establish a reasonable amount of revenue to support our operation. Some larger drywall contractors that we are currently working with in Washington State also work in several regions and may use our services as well. Further, we plan to target areas on the West Coast before considering moving east.

Our ten largest customers in the fiscal year ending June 30, 2008 were: Lee's Drywall, Camwest Tylers Creek LLC, Resource Recovery, American Heritage, Proline Construction, Interior Services, Collins Drywall, Masters Touch Drywall Inc., Allphase Interiors, and RC Enterprises. We do not have contracts or written agreements with any of these customers. All customers are currently billed on a per job basis. For the 1st quarter ending September 30, 2008, our ten largest customers were Pro-Ag Services, Ketchikan Drywall Services, Collins Drywall, RC Enterprises, Maranatha, Resource Recovery, Masters Touch Drywall Inc., A to Z Interiors Inc., Pacific Crest Drywall, and Evergreen Drywall & Construction.

With a fleet of over twenty trucks and trailers, we are a drywall scrapping/recycling company that consistently handles over 700 tons of scrap sheetrock per month.

DRS Inc. also provides "job site cleaning" services to contractors. This is a newly developing market for the companies and involves the picking up of other construction debris, primarily lumber which can also be recycled, as the construction of a project progresses. This service entails having us use our employees and trucks to pick up other recyclable products from job sites such as wood, metal, roofing, cardboard, concrete, siding, carpet, etc. We then take truckloads of this material to one of the local certified recycling centers in Washington. This market, which was approximately 28% of gross revenue for the fiscal year ending June 30, 2008, and approximately 20% during the quarter ending September 30, 2008, has the potential to be as large as the scrapping service we provide.

To maximize the usage of our equipment, we also provide limited backhaul trucking services to other companies to haul their product from an area near one of the drywall manufacturers' facilities, back to an area near our dump yards. Our Trinity belt trailer makes these services attractive to bark and sawdust distributors.

Once established in a new market, we work diligently on developing a broad customer base. In the fiscal year ending June 30, 2008 the company did $3,100,164 in revenue. Of that amount our largest customer did less than 4%, and our top ten customers combined did a total of less than 27%. For the quarter ending September 30, 2008 the company did $798,390 in revenue, with our largest customer doing approximately 5.2% and our top ten customers doing a total of less than 35%. We work hard to continue our business relationship with all our customers, but the loss of any one of our larger customers would not have a material adverse affect on our company's survival. In total we generated revenue from over 275 different companies in the fiscal year and over 180 customers in the quarter ending September 30, 2008.

Our securities are listed on the OTCBB and as such, we are required to comply with timely disclosure policies of any exchange or quotation services. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs. In the event we become a fully reporting issuer pursuant to the Securities Exchange Act of 1934, we will be required to file quarterly, annual and other reports with the Commission and will do so.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC to register the securities offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it.  You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We file annual, quarterly and current reports with the SEC and these reports and other information may be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act.  We file annual, quarterly and current reports and other information with the SEC to comply with the Exchange Act.

FACILITIES

Our principal business address is located at 5906-B 238th Street ∙ Woodinville, Washington 98072. Our mailing address is Post Office Box 726 ∙ Bothell, Washington 98041-0726.  Our telephone number is (866) 991-9960.

EMPLOYEES

Other than our executive officers, we employ approximately 28 laborers, 2 truck drivers, 1 clerical worker, 3 salesmen, 1 dispatcher, 2 supervisors, and a maintenance manager. We do not currently have employment contracts with any of these personnel as they are “at will” employees.

LIQUIDITY AND CAPITAL RESOURCES

Our only known sources of capital are the proceeds from the sale of the 3,000,000 shares of common stock publicly offered in this registrations statement, as well as the current revenues we are generating. We cannot anticipate when we will start earning substantial revenues sufficient to expand our operations and services outside our currently targeted areas. We may require additional financing and there is no assurance that such additional financing will be available.

MARKET COMPETITION

The market for drywall scrapping in the United States is very large, but also dependent upon national economic forces, regional economies, and the number of housing starts. On a national scale during the ten year period from 1996 to 2005, an average of over 1,350,000 single family homes were built annually ("Housing Facts, Figures and Trends" produced by NAHB Public Affairs & NAHB Economics, May 2007, page 3). The average finished area of homes built in the US was over 2,300 square feet ("Housing Facts, Figures and Trends" produced by NAHB Public Affairs & NAHB Economics, May 2007, page 13). A standard multiplier commonly used in the drywall industry to determine the amount of square footage of drywall used in a home is 3.5 times the homes floor square footage. Therefore, a 2,300 square foot house would use about 8,050 square feet of drywall (2,300 x 3.5). At an average of 20% waste (another common industry average used but also supported by our own research), would create approximately 1,610 square feet of scrap (8,050 x 20%). At a weight of 1.6 pounds per square foot for 1/2" drywall, this would equate to about 2,576 pounds of scrap per house (1,610 x 1.6), or approximately 1.288 tons. If 1,350,000 homes were built in a year and 1.288 tons were scrapped from each home, then approximately 1,738,800 tons of scrap would be generated. This does not include drywall that may be used in garages, in multifamily buildings, or in commercial and office buildings.

Currently the majority of drywall scrap is sent to landfills. DRS Inc. is committed to the process of scrapping and recycling gypsum wallboard, thus contributing to saving our environment. Associated problems with this product going to land fills, besides the obvious capacity problems and establishing more landfills are that the product may contaminate groundwater and cause odor problems. Pockets of hydrogen sulfide gas can also develop, thereby presenting a possible risk to landfill workers.

The majority of “scrapping” is done either by the drywall contractor itself, or by small one or two truck scrapping companies. Most of this scrap is again taken to landfills where dump rates can be a considerable cost of operation. Our company’s growth has paralleled our abilities to educate and convince clients of the advantages we have in our disposal operation, the economics of a large-scale operation, and other efficiencies. Therefore we can perform our service cheaper than a drywall company can do it itself, and in many cases more timely, with our larger, more flexible fleet.

Timeliness is a key factor for our customers, as the drywall process on a job cannot continue safely until the scrap is removed. Our smaller competitors with only 1 or 2 trucks cannot offer the service that we can.

Even though there is a significant cost to the disposal of the material we pick up, DRS has established a competitive edge though our pricing structure with the recycling company where our smaller trucks dump our product and, through their return to manufacturer operation to make new gypsum wallboard. Our price structure is lower than our competition due to the volume of business that we do and in the fact that we have our own trucks to haul the drywall scrap from this facility to the manufacturer with our own leased equipment. Many of our competitors simply take the scrap they collect directly to a dump facility, which has rates that are substantially higher than what we pay.

We are also in the final stages of completing the set up of the machine we have leased to process our own material, which would lower our disposal cost. Even though there are several potential uses for our product, we have chosen to target the agriculture industry and market our recycled material as a soil amendment.

We will be setting up the processing machine at a facility in Ridgefield, Washington. We have leased a 21,000 square foot warehouse from the Port of Ridgefield and have began to set up a machine we have leased to turn our raw scrap sheetrock into a saleable form of gypsum to be sold as a soil amendment. In the 4th quarter of 2007, the company sold over 149 tons of this product from test runs of our machine before it was shipped to our facility for final installation. The company's management feels that these sales solidify its belief in our business plan and will be able to sell all of the product that we can produce. Our sales force is working with several distributors of gypsum to sell our product.

There are however, risks associated with setting up our facility. We will need to apply to The City of Ridgefield, WA for a permit to set up and operate our machinery. If we do not meet certain requirements, such as engineering on our equipment and its installation, and clean air control specifications, we may not ever be able to use our processor. This would severely limit our growth and have a major impact on our business plan. We have, however, received our clean air permit from the Washington State Agency “SWCAA” in Clark County, which is where our facility is located. The State and City will also monitor our operation for safety items and dust control to meet clean air standards. Any items of non-compliance could also stop our operation in Ridgefield.

Our final product has been approved by all necessary Washington state and Oregon state governmental agencies to be sold as a soil amendment. Several state agencies will monitor and test the production of our product as its intended use is for agricultural land. If our product becomes contaminated or for any reason does not meet numerous required chemical standards, any one of the agencies could stop us from selling our product or operating our machine. Either of these events would have a negative material effect on our company.

The administrative costs associated with maintaining our license are minimal; however, a cease of operation by a state agency and/or the possibility and potential of new state requirements to make changes to our product or facility could substantially affect our operations.

FINANCIAL STATEMENTS

The Company has had a limited operating history. The Company’s financial statements as summarized in this Registration Statement were audited as of June 30, 2009, by Donahue & Associates, LLC and attached at the end of this document as pages F1-F21.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

INTRODUCTION

Management’s discussion and analysis of financial condition and results of operations is provided as a supplement to the accompanying consolidated financial statements and footnotes help provide an understanding of our financial condition, the changes in our financial condition and the results of operations.  Our discussion is organized as follows:

∙           Overview.  This section provides a general description of our business, as well as recent significant transactions or events that we believe are important in understanding the results of operations, as well as to anticipate future trends in those operations.

∙           Results of operations. This section provides an analysis of our results of operations presented in the accompanying consolidated statements of operations by comparing the results for fiscal years 2009 and 2008.

∙           Financial condition and liquidity and capital resources.  This section provides an analysis of our cash flows, as well as a discussion of our outstanding debt that existed as of June 30, 2009.

Overview

The Company was incorporated in November 2006 and is currently focused on drywall and other waste removal from construction sites for disposal and recycling in the Northwest United States. The Company recycles the gypsum and other products from the drywall for sale to farmers in Washington State as fertilizer.  However, the revenues received from these sales were not material in fiscal years 2008 and 2007 to warrant discussion.

Management plans to raise capital through an offering of its common stock.  The Company will use the proceeds of this offering to purchase leased equipment.  Management estimates the purchase will save the Company approximately $475,000 in depreciation expense, leased trucks expense, and interest expense.

Management has entered into an Agreement with a consulting firm to develop markets for our services as well as to develop further investor relations.

Results of Operations

Gross sales from drywall removal and other hauling were $3,497,655 and $3,100,164 for the twelve months ended June 30, 2009 and June 30, 2008, respectively.  Sales are billed to the client based upon the amount of debris removed, the type of debris, and transportation distances.

Gross margin as a percent of sales was about 15% and 12% respectively for the twelve months period.  The gross margin percent increased for 2009 mainly as a result of lower fuel costs.

Administrative costs for the twelve months ended June 30, 2009 and June 30, 2008 are as follows:

	2009	2008

Salaries & benefits	$227,855	$109,500
Automobile expense	7,710	9,402
Bad debt expense	123,571	25,930
Bank fees	3,420	777
Depreciation- office equipment	2,967	1,296
Insurance	63,730	55,319
Licenses	9,092	6,463
Management consulting	181,162	176,014
Marketing	41,844	5,933
Meals	4,814	6,688
Administration	95,228	45,082
Professionals & consulting fees	47,473	74,924
Rent expense	190,771	106,587
Taxes	12,403	14,910
Telephone	43,564	29,432

Total	$1,055,604	$668,257

Although salaries and wages increased over the current fiscal period in support of additional sales focus and growth prior to the industry cutbacks, salaries in general have been reduced severely in the 4th quarter of this fiscal year to match current sales levels, including management level positions.

Bad Debts increased from $25,930 to $123,571 over the prior twelve month period as a result of industry cutbacks, company failures and closures and overall cash flow shortages.  DRS will continue to negotiate with debtors and has ongoing collection efforts; management believes the coming fiscal year will be more consistent with past collection rates.

Marketing costs increased from $5,933 in the prior twelve month period to $41,844 for current twelve month period due to increase in stock offerings and general business growth focus.

Administration increased from $45,082 in prior twelve month period to $95,288 for current twelve month period as a result of increases in facility costs, which have been reduced to match current sales levels.

Professionals and consulting fees decreased from $74,924 in prior twelve month period to $47,473 for current twelve month period as a result of the company not incurring additional public offering costs and management cutback of some consulting services. The Company achieved its goal of becoming a publicly traded company in February 2009.

Rent expense increase from $106,587 in prior twelve month period to $190,771 for current twelve month period as a result of additional expense for the Ridgefield facility and new offices.

In May of 2009, the company entered into an operating agreement with Drywall Recycling Services, Inc., a Wyoming corporation, to operate our Ridgefield facility. This will reduce monthly rent expense, saving $5,924 per month, eliminate employees, power and other expenses to operate the facility, reduce sales staff overhead by one employee, and help conserve cash during the off season. DRS will receive 2% of all product sales generated through the operation of the facility, but has eliminated the financial burden to operate the facility.

To further lower its’ overhead, the company vacated its’ main offices in April of 2009 which will reduce rent expense by $4,100 per month plus CAM charges and also vacated the yard space it was using to eliminate this rent of $2,000 per month. The company then moved to a new yard that has a smaller office to run its’ operations that will have a monthly rent expense of $3,425 per month that will accommodate both yard and office needs.

As a result, our net loss from operations for twelve months ended June 30, 2009 and June 30, 2008 was $529,031 and $307,540.  After deducting the interest costs on the capital leases for our trucks and adding interest income, we incurred a net loss of $579,777 in twelve months of 2009, or about $0.04 per share compared to $333,278 in twelve months of 2008, or about $0.02 per share.

Financial Condition and Liquidity and Capital Resources

Cash on hand at June 30, 2009 was $18,481 compared to $50,525 at June 30, 2008.  We used $141,364 for operations in the twelve months of 2009 compared to $299,292 in the twelve months of 2008.  We used $88,676 to purchase additional equipment and deposits on our new vehicles as of June 30, 2009 compared to $42,487 at June 30, 2008.  In fiscal year 2009, we raised $150,000 by issuing an unsecured note to individuals unrelated to the Company.  In addition we received $35,450 by issuing 34,450 shares of our common stock.  In fiscal year 2009, we issued notes to the president of the Company and received proceeds of $115,000. The notes above are secured by accounts receivable and mature within the coming year. In fiscal year 2008, we raised $90,000 by issuing 113,334 shares of common stock and 166,668 options.  In fiscal years 2009 and 2008, we used $102,454 and $59,684 to pay down the capital leases on our vehicles and other equipment.

Total assets at June 30, 2009 and June 30, 2008 were $1,280,325 and $908,851, respectively.  Our working capital at June 30, 2009 was a deficit of $247,625 as compared to $172,916 at June 30, 2008.

Accounts receivable collection has been affected by tightening industry cash flows and current market slowdowns which have prevented further expansion until additional capital can be raised.

Without additional funding management believes that additional operational reductions will be required.

Management does not foresee any additional capital expenditures in the next quarter.  DRS Inc. will continue to promote the company through the public venue.

DESCRIPTION OF RENTED/LEASED
PROPERTY

EQUIPMENT RENTAL/LEASE LIST

YEAR	MAKE	MODEL	VIN #
2003	Ford	F550 w/Dump Bed	1FDAF56P64EA18902
2003	Ford	F550 w/Dump Bed	1FDAF56P33ED0224
2003	Ford	F550 w/Dump Bed	1FDAF56P63ED13013
2001	Ford	F550 w/Dump Bed	1FDAF56F61EA47710
2005	Ford	F250	1FTSW21PX5EC48412
2004	Ford	F650 w/Dump Bed	3FRNX65N84V654253
2001	Ford	F550 w/Dump Bed	1FDAF56F71EC17489
2004	Ford	F550 w/Dump Bed	1FDAF56P64EA18902
2004	Ford	F650 w/Dump Bed	3FRNF65234V589787
2007	Mitsubishi	FM-260	JL6DGM1E77K003403
2006	Mitsubishi	FM-OTHI	JL6BDH1S26K001036
2007	Mitsubishi	FM-260	JL6DGM1E27K004281
2007	Mitsubishi	FM-260	JL6DGM1E77K004051

2007	Mitsubishi	FM-260	JL6DGM1E67K004218
2007	Mitsubishi	FM-260	JL6DGL1E47K007046
2007	Mitsubishi	FM-260	JL6DGL1E27K007093
1994	WHGM	Tractor	4V1VDBCH9RN673569
2004	Trinity	56' Belt Trailer	1T9SC56483B656098
2008	Ford	Pickup	1FTSW31RX8EA33625
2006	Honda	Pickup	2HJYK16556H505893
2007	Custom	Processing Machine
2005	GMC	C6C	1GDJ6C1C85F510979
2005	GMC	6500	1GDJ6C1C65F510883
2005	GMC	6500	1GDJ6C1C05F510894
2005	Peterbuilt	Tractor	2NPLLZ9X15M883747
2007	Mercedes	E350W	WDBUF56X97BO60986
2001	Freightliner	FLD120	1FUNAHCG21PF96985
2006	Isuzu	Flatbed w/Dump Bed	JALC4B16X57007987
2001	Trinity	LBT Trailer	1F9SE53431B114217

Office Equipment and Supplies

Office equipment and supplies are located at our main facility at 5906-B 238th Street ∙ Woodinville, Washington 98072

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain consultants used by the Company may be paid in stock in lieu of cash, or along with cash. The following consultants have been compensated with stock for services rendered: Sharon D. Mitchell; 20,000 shares for legal services rendered; Denise Mayo; 160,000 shares for services rendered with regard to internet marketing, web construction and locating new crushing site areas; Daniel Johnson; 150,000 shares for services rendered with regard to national marketing as well as lobbying to pass laws making it illegal to dump sheet rock outside of designated areas; and Racquel Vieth; 150,000 shares for services rendered regarding marketing product to local farmers as well as efforts to allow DRS  Inc. to set up grinders on sheet rock manufacturers premises. The 460,000 shares of Common Stock issued to our three consultants, Denise Mayo, Daniel Johnson and Racquel Vieth were issued in exchange for their knowledge in the above-mentioned services as well as researching the viability of going public, assisting in determining the direction of the company, establishing our marketing presence and marketing for our future product.

Subsequent to September 30, 2007, the company issued 100,001 shares of its common stock to the following individuals: Andrew H. Beebe, 66,667 shares and Steven J. King, 13,334 shares. The nature of the issuing of these aforementioned shares was by cash payment at a price of $0.75 per share and under the same terms and conditions as all other investors who purchased their shares for cash. Both Andrew H. Beebe and Steven J. King were contacted directly by either Daniel Mendes or George Guimont and were/are known personally and professionally by both directors. The other 20,000 shares of common stock were issued, in conjunction with standard, acceptable legal fees, to the company’s legal counsel, Sharon D. Mitchell, for legal services rendered.

For the fiscal year ending June 30, 2008, Living Homes Construction, which is owned by George Guimont, did $8,752.77 in business with DRS and $3,568.50 in the quarter ending September 30, 2008. Redhawk Construction Inc., in which Daniel Mendes is 50% owner and holds the position of vice president, did $45,866.50 in business with DRS Inc. during the fiscal year and $8,867.53 in the quarter ending September 30, 2008. Other shareholders that we do business with, and the amount of billed revenue worth of business that they conducted during the fiscal year ending June 30, 2008 and the quarter ending September 30, 2008 respectively are as follows: Terry McKormick, owner of Proline Construction: $79,495.00 and $11,994.04; Collins Drywall: $75,599.00 and $32,592.28; Jon Ravsten, owner of RDC: $26,146.68 and $9,637.10; Steven King, owner of Floater & Company: $27,991.48 and $0.00; and Aaron Guimont, owner of AM Texturing: $3,758.20 and $0.00. DRS Inc. performed drywall scrapping services for each of these companies which was the source of the generated revenue.

George Guimont personally leases to the Company the majority of the equipment vehicles and trucks that DRS uses in its operation. These leases are simple month-to-month leases that fit the Company’s specific needs and are at fair market rates. As of September 30, 2008, the total monthly payment for all leases was $30,552.91 per month. The Company is required to fully insure and maintain all items under lease. The Company paid a deposit to Mr. Guimont at the beginning of each lease term and has the right to purchase any equipment, vehicle or truck at fair market value at any time, in which case the deposit would be applied to the purchase price.

Additionally, Daniel Guimont, who was President/Director until August 2007, is the son of George Guimont, our Director/Secretary/Treasurer, remains a consultant to us, through his own company, DTG Enterprises, Inc., and is compensated as such. His contract in on a month-to-month basis and can be terminated by either party with 30 days notice. He assists the Company as an overseer to all business operations and provides insight into the industry and areas for growth opportunities. As of September 30, 2008, he is paid $9,000.00 per month. In the future, Daniel Guimont may receive stock in lieu of cash for his services.

We did not utilize promoters with regard to raising money through our private placement memorandum. Each investor was contacted directly by either Daniel Mendes, or Dan Guimont. Each investor was either a friend, family or a close business associate of the aforementioned.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our Common Stock. The only common equity is that resulting from the private placement of shares. The company has sold 1,388,268 shares of its common stock at seventy-five cents ($0.75) per share to 47 investors via a private placement under Rule 506. In addition, in May 2007, the Company issued 100,000 options to purchase 100,000 shares at $1.00 for a period of seven years to a consultant for services rendered. Between December 2006 and December 2007, the Company issued 103,936 options to purchase 103,936 shares at $0.75 for a period of 12 months beginning at the time the Company’s shares begin trading on the public market. Between December 2006 and December 2007, the Company issued 1,224,332 shares at $0.50 for a period of 24 months beginning at the time the Company’s shares begin trading on the public market. Between December 2006 and December 2007, the Company issued 1,033,333 shares at $0.35 for a period of 36 months beginning at the time the Company’s shares begin trading on the public market. Between December 2006 and June 2007, the Company issued 899,999 shares at $0.25 for a period of 48 months beginning at the time the Company’s shares begin trading on the public market. These options were issued as an incentive (or award) to those shareholders listed in the selling shareholder table listed above. There are no equity compensation plans in place at this time. Except for this registration and offering, there is no Common Stock that is being, or has been proposed to be, publicly offered.

The business owner and President, as well as the Secretary/Treasurer have continued to run DRS Inc., offering their expertise, including marketing the company, maintaining business relationships and networking for new contracts and new market areas in anticipation of growth and expansion in neighboring states in exchange for seven million (7,000,000) shares each of the common stock.

EXECUTIVE COMPENSATION

Any compensation received by our officers and directors will be evaluated and determined from time to time. At this time, salaries are being paid as outlined in the table set forth below:

Name & Principal Position	Year	Salary	Other Compensation
Daniel Mendes President/Director	2009	$0.00	$0.00
George Guimont Secretary/Treasurer Director	2009	$0.00	$0.00

Neither Mr. Mendes nor Mr. Guimont are currently taking salaries or other compensation from DRS Inc.  They are committed to building and expanding the company and have elected to not take salaries for the time being.

Compensation of Directors

Any Director who also becomes our employee will receive no extra compensation for their service on our Board of Directors. Directors may be compensated for out-of-pocket expenses associated with attending Board of Directors’ meetings.

Employment Contracts

We currently have no employment contracts in place and our executive officers are compensated as stated above.

Stock Option Plans

At this time, there is no stock option plan in place.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There are no changes in or disagreements with accountants on accounting and/or financial disclosure at this time.

Management's Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13-a-15(f) and 15d-15(f) under the Exchange Act as a process designed by, or under the supervision of, the Company's principal executive and principal financial officers and effected by the Company's board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles and includes those policies and procedures that:

* pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

* provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company; and

* provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company's internal control over financial reporting as of June 30, 2009. In making this assessment, management used the criteria established in "Internal Control-Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on this assessment, management believes that, as of June 30, 2009, the Company's internal control over financial reporting is effective.

There have not been any changes in the Company's internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

/s/ Daniel Mendes
Daniel Mendes- President

INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.  The documents we are incorporating by reference as of their respective date of filing are as follows:

·	Our Annual Report on Form 10-K for the year ended June 30, 2009, filed with the SEC on September 9, 2009;

·	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 15, 2009;

·	Our Quarterly Report on Form 10-Q for the period ended December 31, 2008, filed with the SEC on February 13, 2009; and

·	Our Registration Statement on Form S-1 filed with the SEC on July 18, 2008, along with all its attendant exhibits and supporting documents.

 All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.  In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated, or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
DRS Inc.
Post Office Box 726
Bothell, Washington 98041-0726
Telephone: (866) 991-9960

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-1 and authorized this 424 Prospectus to be signed on its behalf by the undersigned, in the City of Woodinville, State of Washington on November 10, 2009.

(Registrant)	DRS Inc.
By (Signatures and Title)	Daniel Mendes, President, Director, Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature)	/s/ Daniel Mendes

(Title)	President, Director, Principal Executive Officer, Controller

(Date)	November 10, 2009

(Signature)	/s/ George Guimont

(Title)	Secretary/Treasurer, Director, Principal Financial Officer

(Date)	November 10, 2009

DRS Inc.
Audited Financial Statements
For the Years Ended June 30, 2009 and June 30, 2008

DONAHUE ASSOCIATES, L.L.C.
27 BEACH ROAD, SUITE CO5-A
MONMOUTH BEACH, NJ.    07750
Phone: (732) 229-7723

Independent Auditor’s Report

The Shareholders,
DRS Inc.

We have audited the accompanying balance sheets of DRS Inc. as of June 30, 2009 and June 30, 2008 and the related statements of operations and changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements presented are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheets of DRS Inc. as of June 30, 2009 and June 30, 2008 and the related statements of operations and changes in shareholders’ equity, and cash flows for the years then ended, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 13 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also discussed in Note 13.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Monmouth Beach, New Jersey
September 20, 2009

DRS Inc.
Balance Sheets
As of June 30, 2009 and June 30, 2008

ASSETS	2009	2008

Current assets:
Cash & short term deposits	$18,481	$50,525
Accounts receivable (net of allowance for bad debt)	329,037	314,944
Prepaid expenses	24,708	0
Total current assets	$372,226	$365,469

Other assets:
Fixed assets- net	645,330	289,191
Security deposits- related party	262,769	254,191

Total assets	$1,280,325	$908,851

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$465,888	$116,430
Capital lease payable- short term	153,963	76,123
Total current liabilities	$619,851	$192,553

Capital lease payable- long term	397,120	174,658
Notes payable	300,000	150,000
Loan payable- shareholder	116,041	0

Shareholders' equity:
Common stock- $.001 par value, authorized 25,000,000 shares, issued and outstanding, 15,868,268 shares at 6/30/08 and
15,903,718 at 6/30/09	$15,903	$15,868
Additional paid in capital	11,458,893	11,423,478
Retained deficit	(11,627,483)	(11,047,706)
Total shareholders' equity	(152,687)	391,640

Total Liabilities & Shareholders' Equity	$1,280,325	$908,851

See the notes to the financial statements.

DRS Inc.
Statements of Operations
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008

Revenues:
Net revenues	$3,497,655	$3,100,164
Cost of revenues	(2,971,082)	(2,739,447)
Net revenues	$526,573	$360,717

General and administrative expenses:
General administration	$1,055,604	$668,257
Total general & administrative expenses	1,055,604	668,257

Net loss from operations	$(529,031)	$(307,540)

Other revenues (expenses):
Loss on asset disposal	(703)	0
Interest income	1,326	5,895
Interest expense	(51,369)	(31,633)

Net loss before provision for income taxes	$(579,777)	$(333,278)

Provision for income taxes	0	0

Net loss	$(579,777)	$(333,278)

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.02)

Weighted average of common shares:
Basic & fully diluted	15,876,410	15,821,108

See the notes to the financial statements.

DRS Inc.
Statements of Cash Flows
For the Years Ended June 30, 2009 and June 30, 2008

	2009	2008
Operating Activities:
Net loss	$(579,777)	$(333,278)
Adjustments to reconcile net loss items
not requiring the use of cash:
Depreciation expense	126,012	69,851
Bad debt expense	123,571	25,930
Consulting expense	0	15,000
Interest expense	1,041	2,096
Loss on asset disposal	703	0
Changes in other operating assets and liabilities :
Accounts receivable	(137,664)	(19,076)
Prepaid expense	(24,708)	0
Accounts payable	349,458	(59,815)
Net cash used by operations	$(141,364)	$(299,292)

Investing Activities:
Security deposits	$(8,578)	$(14,510)
Purchase of equipment	(80,098)	(27,977)
Net cash used by investing activities	(88,676)	(42,487)

Financing Activities:
Issuance of common stock	$35,450	$90,000
Proceeds from notes payable	150,000	150,000
Loans from shareholder	115,000	0
Payment of capital lease	(102,454)	(59,684)
Net cash provided by financing activities	197,996	180,316

Net increase (decrease) in cash during the period	$(32,044)	$(161,463)

Cash balance at July 1st	50,525	211,988

Cash balance at June 30th	$18,481	$50,525

Supplemental disclosures of cash flow information:
Interest paid during the fiscal year	$50,328	$29,537
Income taxes paid during the fiscal year	$0	$0

See the notes to the financial statements.

DRS Inc.
Statement of Changes in Shareholder’s Equity
For the Years Ended June 30, 2009 and June 30, 2008

						Issue
	Common	Common	Paid in	Accumulated		Price Per
	Shares	Par Value	Capital	Deficit	Total	Share

Balance at June 30, 2007	15,734,934	$15,735	$11,318,610	$(10,714,428)	$619,917

Issued shares for services	20,000	20	14,981		15,001	$0.75

Issuance of common stock	113,334	113	89,887		90,000	$0.79

Net loss for the fiscal year				(333,278)	(333,278)

Balance at June 30, 2008	15,868,268	15,868	11,423,478	(11,047,706)	391,640

Issuance of common stock	35,450	35	35,415		35,450	$1.00

Net loss for the fiscal year				(579,777)	(579,777)

Balance at June 30, 2009	15,903,718	$15,903	$11,458,893	$(11,627,483)	$(152,687)

See the notes to the financial statements.

DRS Inc.
Notes to the Financial Statements
For the Years Ended June 30, 2009 and June 30, 2008

1.	Organization of the Company and Significant Accounting Principles

DRS Inc. (the “Company”) is a privately held corporation formed in November 2006 in the state of Nevada. The Company removes drywall and other rubbish from construction sites for disposal and recycling.  The Company operates mainly in the state of Washington.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the financial statements and for the year they include.  Actual results may differ from these estimates.

Cash- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with maturity dates of three months or less.

Fixed Assets- Fixed assets are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset. The following is a summary of the estimated useful lives used in computing depreciation expense:

Office equipment	3 years
Vehicles	5 years
Equipment	3 Years
Furniture & fixtures	5 Years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized.  Minor repair expenditures are charged to expense as incurred.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109  (SFAS No. 109), "Accounting for Income Taxes".  SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Revenue Recognition- The Company realizes revenues from drywall removal jobs when the existence of an unconditional binding arrangement with a client is present, the work has been performed, the Company fees are determined and fixed, and the assurance of the revenue collection is reasonably secured.

Bad Debt Expense- The Company provides, through charges to income, a charge for bad debt expense, which is based upon management's evaluation of numerous factors.  These factors include economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience. The Company’s reserve for bad debt is $166,792 at June 30, 2009 and $61,634 at June 30, 2008.

Recent accounting pronouncements:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances, but provides clarification on acceptable fair valuation methods and applications. SFAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 will not have a material affect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 will not have a material affect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination or a gain from a bargain purchase and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will not have a material affect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 updates guidance regarding disclosure requirements for derivative instruments and hedging activities. It responds to constituents’ concerns that FASB Statement No. 133 does not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim period beginning after November 15, 2008. The adoption of SFAS 161 will not have a material affect on the Company’s consolidated financial statements.

2. Fair values of Financial Instruments

Cash, accounts receivable, prepaid expenses, security deposits, accounts payable and accrued expenses, capital leases payable, notes payable, and loan payable- shareholder in the balance sheet are estimated to approximate fair market value at June 30, 2009 and June 30, 2008.

3.  Net Loss per Share

The Company applies SFAS No. 128, Earnings per Share to compute net loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years. Diluted net loss per share gives the effect of outstanding common stock equivalents of the warrants outstanding. The effects on net loss per share of the common stock equivalents, however, are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Net loss per common share has been computed as follows:

	2009	2008

Net loss	$(579,777)	$(333,278)

Total common shares outstanding	15,903,718	15,868,268

Weighted average of shares outstanding	15,876,410	15,821,108

Loss per common share:
Basic & fully diluted	$(0.04)	$(0.02)

4. Concentration of Credit Risks

The Company’s president and secretary have provided personal guarantees on some of the leased vehicles discussed in Note 9. A withdrawal of this support may have a material adverse effect on the Company’s ability to lease equipment.

5.  Provision for Income Taxes

Provision for income taxes is comprised of the following:	2009	2008

Net loss before provision for income taxes	$(579,777)	$(333,278)

Current tax expense:
Federal	$0	$0
State	0	0
Total	$0	$0

Less deferred tax benefit:
Timing differences	(409,634)	(250,162)
Allowance for recoverability	409,634	250,162
Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company's effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%
Effective rate	0%	0%

Deferred income taxes are comprised of the following:

Timing differences	$409,634	$250,162
Allowance for recoverability	(409,634)	(250,162)
Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences expires in fiscal year 2027 and 2028 and may not be recoverable upon the purchase of the Company under current IRS statutes.

6. Issuance of Common Stock and Options

In February 2007, the Company began an offering of 1,500,000 shares of its common stock through an offering as defined by Rule 501 of Regulation D of the Securities Exchange Act.  The offering price per share was $0.75.  The offering also includes common stock options to be issued to purchasers of common stock in excess of 6,667 shares at exercise prices and maturity dates depending upon the amount of shares purchased.  Please see the table below for a detail of exercise prices and maturity dates.

At the time of the issuance of the options, the Company applied an option pricing model to determine the fair value of the options issued using the following assumptions, the dividend yield is 0%, volatility is 40%, and a risk-free interest rate of 5.50%. The fair values generated by option pricing model may not be indicative of the future values, if any, that may be received by the option holder.

In fiscal year 2008, the Company issued 113,334 shares of common stock and 166,668 common stock options and received proceeds of $90,000.  Additionally, the Company issued 20,000 shares of its common stock to a consultant for services rendered and recorded a consulting expense of $15,001 in the statement of operations for fiscal year 2008.

During fiscal year 2009, the Company issued 34,450 shares of common stock and received proceeds of $34,450.  No options were issued during fiscal year 2009.

There is no formal stock option plan for employees.

A list of options outstanding at June 30, 2009 is as follows:

			Estimated
			Average
		Average	Years to
	Amount	Exercise Price	Maturity

Outstanding at June 30, 2007	3,194,932	$0.41	4.24

Issued	166,668
Expired	0
Exercised	0

Outstanding at June 30, 2008	3,361,600	$0.41	3.46

Issued	0
Expired	0
Exercised	0

Outstanding at June 30, 2009	3,361,600	$0.41	2.56

Options	Exercise	Maturity
Issued	Price	Date

103,936	$0.75	5-Feb-10
1,224,332	$0.50	5-Feb-11
1,033,333	$0.35	5-Feb-12
899,999	$0.25	4-Feb-13
100,000	$1.00	4-Feb-16

3,361,600

7. General Administrative Expenses

A detail of general administrative expenses in the statement of operations at June 30, 2009 and June 30, 2008 is as follows:

	2009	2008

Salaries & benefits	$227,855	$109,500
Automobile expense	7,710	9,402
Bad debt expense	123,571	25,930
Bank fees	3,420	777
Depreciation- office equipment	2,967	1,296
Insurance	63,730	55,319
Licenses	9,092	6,463
Management consulting	181,162	176,014
Marketing	41,844	5,933
Meals	4,814	6,688
Administration	95,228	45,082
Professionals & consulting fees	47,473	74,924
Rent expense	190,771	106,587
Taxes	12,403	14,910
Telephone	43,564	29,432

Total	$1,055,604	$668,257

8.  Fixed Assets- Net

The following table is a summary of fixed assets at June 30, 2009 and June 30, 2008:

	2009	2008

Vehicles	$546,650	$345,750
Equipment	277,380	24,966
Office equipment	6,532	3,881
Furniture & fixtures	15,035	0
Accumulated depreciation	(200,267)	(85,406)

Fixed assets- net	$645,330	$289,191

Assets lease under capital lease agreements, more fully discussed in Note 9, are $736,652 with accumulated depreciation of $177,411 at June 30, 2009.  Depreciation expense on these leased assets for fiscal years 2009 and 2008 is $98,073 and $61,434, respectively.

9. Commitments and Contingencies

The Company is committed to various non-cancelable operating leases for office, vehicle parking space, and recycling facilities in Washington State.  Future minimum lease payments required under these leases is as follows:

2010	$205,841
2011	221,035
2012	206,614
2013	209,837
2014	94,504

Total	$937,831

Rent expense for fiscal years 2009 and 2008 is $190,771 and $106,587, respectively.

The Company has entered into various capital lease agreements for the vehicle equipment.  Future minimum lease payments required under these leases is as follows:

2010	$198,067
2011	181,086
2012	92,820
2013	86,361
2014	68,201
2015	29,421

Total minimum lease payments	$655,957

Less amounts representing interest	(104,874)

Present value of net minimum lease payments	$551,083

10.  Litigation

The Company is a defendant in various lawsuits initiated against it as a result of the ordinary course of its business.  At the date of this report, management cannot predict the likelihood of an unfavorable of these lawsuits nor can management estimate a probable range of loss, if any, upon the resolution of these matters.  However, in the opinion of management, the eventual disposition of these lawsuits will not have a material effect on the Company’s financial position.

11. Related Party Transactions

During fiscal years 2009 and 2008, sales revenues of $291,999 and $267,610, respectively were generated from client companies owned by the Company’s management and other shareholders.  Accounts receivables from related parties at June 30, 2009 and June 30, 2008 were $6,678 and $8,108, respectively.

The Company has entered into equipment rental agreements with the secretary and treasurer of the Company and a majority shareholder.  The rental agreements are on a month to month basis and the Company has deposited $227,681 as security with this related party to secure the rental agreements.  The deposits are unsecured and non interest bearing. For the fiscal years 2008 and 2007, the Company paid $340,960 and $297,830, respectively to this related party for the equipment’s rental.

During fiscal year 2009, the Company issued notes payable to a shareholder and received proceeds of $115,000.  The loan is secured by the receivables of the Company and matures from May 2010 to July 2010.  Although there was no stated interest on these notes, the Company imputed an interest rate of 10.67% and recorded interest expense of $1,041 in the statement of operations for fiscal year 2009.

12. Non Cash Transactions

During fiscal years 2009 and 2008, the Company acquired $435,652 and $76,750, respectively, various equipment through capital leases which are more fully discussed in Note 9.  The transactions have been excluded from the statement of cash flows for the fiscal years 2009 and 2008 since the transactions did not involve the exchange of cash.

13. Debt and Credit Line

In October 2008, the Company issued a note payable to a creditor and received proceeds of $200,000.  The loan is secured by the receivables of the Company and matures in December 2009 at an interest rate of 10%.

In January 2009, the Company issued a note payable to a creditor and received proceeds of $100,000.  The loan is secured by the receivables of the Company and matures in February 2010 at an interest rate of 12%.

The Company has a $10,000 line of credit from a bank at a fluctuating interest rate based on the prime interest rate.  The Company did not use the credit line in fiscal year 2008.

14. Going Concern

The accompanying financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern.  However, the Company has incurred significant losses since its inception and continues to rely on financing and the issuance of shares to raise capital to fund its business operations.

Management’s plans with regard to this matter are as follows:

Management planes to raise capital through an offering of its common stock.  The Company will use the proceeds of this offering to purchase the leased equipment discussed in Note 9.  Management estimates the purchase will save the Company approximately $475,000 in depreciation expense, leased trucks expense, and interest expense.

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MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Summary of Operations

Overview

You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements and Notes thereto, and the other financial data appearing elsewhere in this Report.

The information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company’s revenues and profitability, (ii) prospective business opportunities and (iii) the Company’s strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as “believes”, “anticipates”, “intends” or “expects”. These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The foregoing review of important factors should not be construed as exhaustive. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company was incorporated in November 2006 and is currently focused on drywall and other waste removal from construction sites for disposal and recycling in the Northwest United States. The Company recycles the gypsum and other products from the drywall for sale to farmers in Washington State as fertilizer.  However, the revenues received from these sales were not material in fiscal years 2008 and 2007 to warrant discussion.

Results of Operations

For the Fiscal Years Ended June 30, 2009 and June 30, 2008

Gross sales from drywall removal and other hauling were $3,497,655 and $3,100,164 for the twelve months ended June 30, 2009 and June 30, 2008, respectively.  Sales are billed to the client based upon the amount of debris removed, the type of debris, and transportation distances.

Gross margin as a percent of sales was about 15% and 12% respectively for the twelve months period.  The gross margin percent increased for 2009 mainly as a result of lower fuel costs.

Administrative costs for the twelve months ended June 30, 2009 and June 30, 2008 are as follows:

	2009	2008

Salaries & benefits	$227,855	$109,500
Automobile expense	7,710	9,402
Bad debt expense	123,571	25,930
Bank fees	3,420	777
Depreciation- office equipment	2,967	1,296
Insurance	63,730	55,319
Licenses	9,092	6,463
Management consulting	181,162	176,014
Marketing	41,844	5,933
Meals	4,814	6,688
Administration	95,228	45,082
Professionals & consulting fees	47,473	74,924
Rent expense	190,771	106,587
Taxes	12,403	14,910
Telephone	43,564	29,432

Total	$1,055,604	$668,257

Although salaries and wages increased over the current fiscal period in support of additional sales focus and growth prior to the industry cutbacks, salaries in general have been reduced severely in the 4th quarter of this fiscal year to match current sales levels, including management level positions.

Bad Debts increased from $25,930 to $123,571 over the prior twelve month period as a result of industry cutbacks, company failures and closures and overall cash flow shortages.  DRS will continue to negotiate with debtors and has ongoing collection efforts and management believes the coming fiscal year will be more consistent with past collection rates.

Marketing costs increased from $5,933 in the prior twelve month period to $41,844 for current twelve month period due to increase in stock offerings and general business growth focus.

Administration increased from $45,082 in prior twelve month period to $95,288 for current twelve month period as a result of increases in facility costs, which have been reduced to match current sales levels.

Professionals and consulting fees decreased from $74,924 in prior twelve month period to $47,473 for current twelve month period as a result of the company not incurring additional public offering costs and management cutback of some consulting services. The Company achieved its goal of becoming a publicly traded company in February 2009.

Rent expense increase from $106,587 in prior twelve month period to $190,771 for current twelve month period as a result of additional expense for the Ridgefield facility and new offices.

In May of 2009, the company entered into an operating agreement with Drywall Recycling Services, Inc., a Wyoming corporation, to operate our Ridgefield facility. This will reduce monthly rent expense, saving $5,924 per month, eliminate employees, power and other expenses to operate the facility, reduce sales staff overhead by one employee, and help conserve cash during the off season. DRS will receive 2% of all product sales generated through the operation of the facility, but has eliminated the financial burden to operate the facility.

To further lower its’ overhead, the company vacated its’ main offices in April of 2009 which will reduce rent expense by $4,100 per month plus CAM charges and also vacated the yard space it was using to eliminate this rent of $2,000 per month. The company then moved to a new yard that has a smaller office to run its’ operations that will have a monthly rent expense of $3,425 per month that will accommodate both yard and office needs.

As a result, our net loss from operations for twelve months ended June 30, 2009 and June 30, 2008 was $529,031 and $307,540.  After deducting the interest costs on the capital leases for our trucks and adding interest income, we incurred a net loss of $579,777 in twelve months of 2009, or about $0.04 per share compared to $333,278 in twelve months of 2008, or about $0.02 per share.

Liquidity & Capital Resources

Cash on hand at June 30, 2009 was $18,481 compared to $50,525 at June 30, 2008.  We used $141,364   for operations in the twelve months of 2009 compared to $299,292 in the twelve months of 2008.  We used $88,676 to purchase additional equipment and deposits on our new vehicles as of June 30, 2009 compared to $42,487 at June 30, 2008.  In fiscal year 2009, we raised $150,000 by issuing an unsecured note to individuals unrelated to the Company.  In addition we received $35,450 by issuing 34,450 shares of our common stock.  In fiscal year 2008, we raised $90,000 by issuing 113,334 shares of common stock and 166,668 options.  In fiscal years 2009 and 2008, we used $102,454 and $59,684 to pay down the capital leases on our vehicles and other equipment.

Total assets at June 30, 2009 and June 30, 2008 were $1,280,325 and $908,851, respectively.  Our working capital at June 30, 2009 was a deficit of $247,625 as compared to $172,916 at June 30, 2008.

Accounts receivable collection has been affected by tightening industry cash flows and current market slowdowns which have prevented further expansion until additional capital can be raised.

Without additional funding management believes that additional operational reductions will be required.

Management does not foresee any additional capital expenditures in the next quarter.  DRS Inc. will continue to promote the company through the public venue.

New Developments

In August 2009 DRS Inc. received it ticker symbol from FNRA. It will be trading on the OTCBB exchange under the symbol DRSX and can be located on the exchanges website.

The company has now applied to have its’ stock DTC certified so that shares can be traded electronically.